Exhibit 10.31

                          SALES AND MARKETING AGREEMENT

         This SALES AND MARKETING AGREEMENT is entered into as of April 29, 2000 (the "Effective Date"), by and between Wall Street Strategies, Inc., a Delaware corporation, with offices at 130 William Street, Suite 401, New York, New York 10038 ("WSS"), and Data Broadcasting Corporation, a Delaware corporation, with offices at 3955 Point Eden Way, Hayward, California 94545-3720 ("DBC").

         WHEREAS, WSS generates commentary and quantitative data relating to the financial and options markets;

         WHEREAS, DBC is a general financial market data provider;

         WHEREAS, DBC has the ability to promote and market the WSS Research;

         WHEREAS, on the terms and subject to the conditions hereinafter set forth, WSS desires to grant to DBC, and DBC desires to accept from WSS, the appointment as a sales and marketing representative for the WSS Research.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.       Use of WSS Research

         1.1. For purposes of this Agreement, "WSS Research" shall mean the text, information, data and images (still and moving) which comprise the daily "Morning Shot" and daily "Closing Shot" products of WSS, together with market commentary on the Morning Shot product, as described in Exhibit A attached hereto.

         1.2. WSS hereby grants to DBC, during the Term (as defined herein) and so long as DBC is not in breach of any provisions hereof, the worldwide, non-exclusive, non-transferable right, subject to the terms and conditions of this Agreement (i) to distribute the WSS Research solely by displaying it to DBC's paid subscribers on DBC's Web sites having the Uniform Resource Locators corresponding to "www.dbc.com" and "www.esignal.com" (the "DBC Web Sites") and to make only such internal copies as are necessary to create that display, and
                  (ii) to use the trade names and trademarks of WSS and the WSS Research (the "WSS Marks") in connection with its advertising, marketing, sale and display of the WSS Research, but in no event shall DBC have any ownership in or to any of the WSS Marks. Except as set forth herein, no other copying, dissemination, publication, display or distribution in any form of the WSS Research or the WSS Marks, in whole or in part, by DBC is permitted without the prior written consent of WSS. All other rights whatsoever, including without limitation rights in respect of any other media, are expressly reserved for WSS.

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2.       Duties of WSS

         WSS hereby agrees to perform the following obligations:

         2.1. WSS shall establish a Web site on which WSS Research will be available only to DBC's paid subscribers who subscribe to the WSS Research on the DBC Web Sites. WSS and DBC may agree on other methods of making the WSS Research available to DBC.

         2.2. WSS will retain sole responsibility for the editorial matter and opinions that may be expressed in the WSS Research. WSS reserves to itself complete editorial freedom in the form and content of the WSS Research and may alter the same from time to time. WSS will keep the WSS Research current, notify DBC of any errors and/or omissions in the WSS Research within 24 hours of identifying such errors and/or omissions, and will correct such errors and/or omissions within 24 hours of such identification.

         2.3. WSS will maintain a subscriber phone line during normal business hours (Eastern Time 8:00 a.m. to 6:00 p.m.) in order to respond to subscriber inquiries regarding the content of the WSS Research or any matter referenced therein.

         2.4. WSS will be responsible for product design and content and may make whatever changes it deems appropriate from time to time. WSS shall be solely responsible for delivering the WSS Research to the communications carrier selected by the joint agreement of both parties.

         2.5. WSS will comply with all laws and regulations pertaining to the publication of the WSS Research, and shall comply with the requirements of all regulatory agencies that may have jurisdiction over the publication of the WSS Research.

         2.6. WSS's employees will be accessible to discuss or meet monthly with DBC at mutually agreeable times to discuss its sales and marketing efforts and other issues pertaining to the WSS Research.

         2.7. During the term of this Agreement, WSS agrees not to offer the WSS Research to any financial market data provider that competes with DBC, or to the subscribers thereof, at a rate lower than that specified in this Agreement, unless WSS also offers such lower rate under this Agreement to DBC and its subscribers.

3.       Duties of DBC

         DBC hereby agrees to perform the following obligations:


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         3.1.     DBC  will  display  the  WSS Research in a  password-protected environment and in the exact form in which it is received by DBC, and shall not modify or edit any WSS Research without the prior written consent of WSS. DBC will display the WSS Research on DBC's Web Sites promptly after the later of (i) the time on which such WSS Research is received at DBC's Web Sites and (ii) the end of any embargo period that is identified by WSS with respect to all or any portion of the WSS Research. DBC may display WSS Research that is more than 24 hours old in DBC's Web Sites only if such WSS Research is clearly identified by the date on which it was originally provided to DBC by WSS and only during the term of this Agreement.

         3.2. DBC will use its best business judgment and efforts to market and promote the WSS Research through the DBC Web Sites, online newsletter, direct mail, e-mail and print advertisements. DBC agrees to give WSS the right of final approval of all advertisements and marketing communications in regard to WSS Research, including any use of the WSS Marks. DBC may from time to time offer technical assistance in order to improve and automate the layout process.

         3.3. DBC will comply with all laws and regulations relating or pertaining to the sales, advertising or promotion of the WSS Research, and shall comply with the requirements of all regulatory agencies that have jurisdiction over the sale and promotion of the WSS Research.

         3.4. DBC's employees will be available to discuss or meet monthly with WSS at mutually agreeable times to discuss its sales and marketing efforts and other issues pertaining to the WSS Research.

         3.5. DBC agrees to send a sales representative to the home office of WSS for product training every six months. DBC also gives WSS the right to observe the DBC sales process through visitation to the DBC home office at least once per year.

         3.6. DBC agrees to allow Charles Payne to be a featured speaker (or another representative if Charles is unavailable) at a DBC sponsored seminar at a minimum of once per quarter.

4.       Free Trials

         [* * *]



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5.       Fees and Payments

         5.1. During the Term, the WSS Research shall be sold by DBC at the price of [* * *] per month.

         5.2. [* * *] will be responsible for the billing, accounting and collection of subscription fees paid by [* * *].

         5.3.     [* * *]

                  5.3.1. [* * *] Each statement shall contain information in detail to permit the accuracy of each payment due and payable to [* * *] pursuant to this Agreement to be readily ascertainable. Each statement shall also include the name, mailing address, phone number and e-mail address for each subscriber covered by such statement. Full payment of the amounts owing to [* * *] as set forth in the statement, shall be made with the delivery of the statement.

                  5.3.2. WSS and its agents and representatives shall, upon reasonable advance notice, have the right to inspect and audit DBC's books and records during normal hours once per year. If such audit determines that [* * *] of the amounts actually due for the period under audit, DBC will reimburse WSS for the reasonable, actual cost of the inspection and audit, and shall remit payment to WSS as they relate to this Agreement within 10 business days following DBC's receipt of the result of such audit. DBC shall have access to all work papers and other data requested by auditor.

         5.4.     If  DBC  fails  to  make  payments  as  required   under  this
                  Agreement [* * *], or the highest level allowable by law, whichever is less, plus any reasonable attorneys' fees that are incurred in collection.

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6.       Proprietary Rights

         6.1. WSS retains exclusive title to, and ownership of, the WSS Research, all computer software, processes and formulas used in developing such information, the WSS Marks, and all intellectual property rights thereto. This Agreement does not, and shall not be construed to, give DBC, or any other party, any right, claim, title to or ownership interest in the WSS Research, the WSS Marks, or any trade secret, patent, copyright, trade name, trademark or other proprietary right owned, applied for or subsequently acquired by WSS.

         6.2. This Agreement does not give, and shall not be construed to give, to WSS or any other party any right, claim, title or ownership interest in any trade secret, patent, copyright, trade name, trademark or other proprietary right owned, applied for or subsequently acquired by DBC.

         6.3. DBC shall not remove, cancel or obliterate any copyright or other proprietary notice or any credit-line included in the WSS Research. DBC shall insert on each screen that contains any WSS Research, and in close proximity to the WSS Research, the following notice: "Copyright [insert current year] Wall Street Strategies, Inc. All rights reserved. Republication or redistribution of Wall Street Strategies content, including by framing or similar means, is expressly prohibited without the prior written consent of Wall Street Strategies. Wall Street Strategies shall not be liable for any errors or delays in the content, or for any actions taken in reliance thereon." or such other notice as may be specified in writing by WSS from time to time during the Term.

         6.4. To the extent technologically feasible, DBC shall not permit any third party Internet site or on-line service to frame any DBC Web Site such that any WSS Research appears on the same screen as such party's Internet site or on-line service. To the extent that it is not technologically feasible to prevent such framing, DBC shall cooperate with WSS, to the extent reasonably requested by WSS and at the expense of WSS, in causing such third party to cease and desist from such framing.

7.       Confidentiality

         Each party (the "Receiving Party") undertakes to retain in confidence the terms of this Agreement and all other non-public information and know-how of the other party disclosed or acquired by the Receiving Party pursuant to or in connection with this Agreement which is either designated as proprietary and/or confidential or by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided that each party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business. Each party agrees to use commercially reasonable efforts to protect Confidential Information of the other party, and in any event, to take precautions at least as great as those

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         taken to protect its own confidential  information of a similar nature.
         Each  party   acknowledges   that  the  terms  of  this  Agreement  are
         Confidential Information of the other party. The foregoing restrictions shall not apply to any information that: (a) was known by the Receiving Party prior to disclosure thereof by the other party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in such event, only to the extent required to be disclosed); or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the other party. Upon request of the other party, or in any event upon any termination or expiration of the Term, each party shall return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other party. Each party acknowledges that breach of this provision by it would result in irreparable harm to the other party, for which money damages would be an insufficient remedy, and therefore that the other party shall be entitled to seek injunctive relief to enforce the provisions of this Paragraph 7.

8.       Term

         The term of this  Agreement  (the "Term")  shall be for a period of one
         (1)  year  from  the  Effective  Date  unless  earlier   terminated  in
         accordance with the provisions hereof and shall be automatically renewed for an additional one (1) year period unless either party gives written notice of its intent not to renew at least sixty (60) days prior to the end of the then current term.

9.       Termination

         9.1. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may immediately be terminated at any time prior to the expiration of the Term, without prejudice to any rights which the terminating party may have, by 60 days' prior written notice from the terminating party to the other party upon the occurrence of any of the following events:

                  9.1.1. by WSS upon DBC's default in the performance of any of its obligations provided for in this Agreement (including, but not limited to, failure to make any payment due hereunder) or upon the breach by DBC of any material provision of this Agreement, if such default or breach is not cured by DBC within 30 days after receiving written notice thereof from WSS;

                  9.1.2. by DBC upon WSS's default in the performance of any of its obligations provided for in this Agreement or upon the breach by WSS of any material provision of this Agreement, if such default or breach is not cured within 30 days after receiving written notice thereof from DBC; or

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                  9.1.3.   by  either   party  if  the  other   party  makes  an
                           assignment for the benefit of its creditors, or files
                           a  voluntary   petition   under  any   bankruptcy  or
                           insolvency law, the reorganization or arrangement provisions of the United States Bankruptcy Code, or any law or like import, or fails to obtain the dismissal within 60 days of an involuntary petition filed under any such law, or if a trustee or receiver is appointed for the other party or its property.

         9.2. Immediately upon termination of this agreement for any cause, DBC's right to market, sell and display WSS Research under this Agreement shall terminate and DBC is not entitled to further compensation under this Agreement except as set out in
                  Section 10.

         9.3. Upon termination of this Agreement by DBC or WSS, DBC will immediately delete all files and data items transferred from WSS, and/or files and data items which were derived from such transferred files, that are stored on DBC's servers or in any databases or systems owned by DBC or under DBC control, or under the control of any contractor, service bureau, general or limited partner or agent, whose control and/or possession of said data derives from an association or relationship with DBC. No data of WSS in any form shall remain in the possession of DBC or any contractors, service bureaus, general or limited partners or agents, whose control and/or possession of said data derives from an association or relationship with DBC, after this Agreement has been terminated.

10.      Survival of DBC Revenue Participation

         10.1. In the event of the termination of this Agreement, DBC agrees to provide WSS with all the information that is necessary to continue serving the then existing subscribers including the trial subscribers such as names, mailing addresses, voice phone numbers, e-mail addresses, billing information, and any other necessary information.

         10.2. In the event of the termination of this Agreement, DBC agrees to remit payment to WSS for all amounts due hereunder for revenue earned by DBC up to and including the date of termination, notwithstanding that such revenue may actually be received by DBC subsequent to the date of such termination.

11.      Representations, Warranties, Disclaimers and Limitation of Remedies

         11.1.    Each of   WSS  and  DBC  hereby represents and warrants to the
                  other, as of the date hereof, that:

                  11.1.1. it is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all corporate powers and all


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                           material   governmental   licenses,   authorizations,
                           permits, consents and approvals required to carry on its business as now conducted;

                  11.1.2. the execution, delivery and performance by it of this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on its part;

                  11.1.3. this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability;

                  11.1.4. the execution, delivery and performance of this Agreement by it require no action by or in respect of, or filing with, any governmental body, agency or official, except such filings as have been or shall be timely made; and

                  11.1.5. the execution, delivery and performance of this Agreement by it do not and will not (i) violate its organizational documents, (ii) violate any applicable law, regulation, judgment, injunction, order or decree, or (iii) require any notice or consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of it or to a loss of any benefit to which it is entitled under, any agreement or other instrument binding upon it or any license, franchise, permit or other similar authorization held by it.

         11.2. WSS hereby represents and warrants that the WSS Research, and the contents thereof, shall not infringe or violate any copyright or other proprietary right of any third party.

         11.3. Neither party shall be liable for any failure to perform any obligation (other than payment obligations) hereunder, or from any delay in the performance thereof, due to causes reasonably beyond its control, including industrial disputes of whatever nature, acts of God, public enemy, acts of government, failure of telecommunications, fire or other casualty.

         11.4. EXCEPT AS EXPRESSLY PROVIDED HEREIN, WSS EXPRESSLY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE WSS RESEARCH AND THE WSS MARKS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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         11.5.    Under no circumstances  will either party, its affiliates,  or their respective officers, employees, directors and agents be liable for any indirect, incidental, special or consequential damages with respect to the provision of the WSS Research to DBC, including lost profits, regardless of whether such damages could reasonably have been foreseen or prevented.

12.      Indemnification

         12.1. DBC shall defend and indemnify WSS and its affiliates and each of their respective officers, employees, directors and agents, and the heirs, executors, successors and assigns of each of the foregoing (collectively, the "WSS Indemnified Parties") from and against any and all Losses (as hereinafter defined) incurred by any WSS Indemnified Party arising out of, relating to or resulting from (i) any breach by DBC of any representation, warranty, covenant or agreement of it contained in this Agreement or in connection with the transaction contemplated hereby, and (ii) the marketing, sales and advertising of the WSS Research by DBC, including the infringement of any third party's intellectual property rights by the content of the DBC Web Sites other than the WSS Research.

         12.2. WSS shall defend and indemnify DBC and its affiliates and each of their respective officers, employees, directors and agents, and the heirs, executors, successors and assigns of each of the foregoing (collectively, the "DBC Indemnified Parties") from and against any and all Losses (as hereinafter defined) incurred by any DBC Indemnified Party arising out of, relating to or resulting from (i) any breach by WSS of any representation, warranty, covenant or agreement of it contained in this Agreement or in connection with the transaction contemplated hereby, and (ii) any claims that the content and distribution of the WSS Research or any WSS Mark infringes any third party's rights, provided that (a) the relevant claim does not arise from any modification of the WSS Research or the WSS Marks made by DBC or any person receiving the WSS Research through DBC, and (b) the relevant claim does not concern content that WSS has notified DBC should not be used.

         12.3. For purposes of this Agreement, "Losses" means any and all claims, losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges of any kind, nature or description whatsoever, including reasonable attorneys' fees.

         12.4. An indemnified party shall notify an indemnifying party in writing of any claim for defense or indemnification hereunder, including, without limitation, any claim for defense or indemnification based upon a claim asserted by a third party ("Third Party Claim"), within a reasonable period of time after the indemnified party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party

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                  shall  be  given   reasonable   access  to  any  documents  or
                  properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim.

         12.5.    Within 10 business days after  receiving  written  notice from the indemnified party pursuant to Section 12.4, the indemnifying party will have the right, exercisable by written notice to the indemnified party, to assume the defense of a Third Party Claim. If the indemnifying party assumes such defense, the indemnifying party may select counsel reasonably acceptable to the indemnified party.

         12.6. If the indemnifying party (a) does not assume the defense of any Third Party Claim in accordance with Section 12.5; or
                  (b) having assumed such defense, fails to defend against such Third Party Claim with reasonable diligence; or (c) has been advised by the written opinion of counsel to the indemnified party that the use of the same counsel to represent both the indemnifying party and the indemnified party would present a conflict of interest under the applicable rules of professional conduct; then upon 10 business days' notice the indemnified party may assume the defense of such Third Party Claim. In such event, the indemnified party will be entitled to indemnification for the costs of such defense as Losses under this Section 12.

         12.7. The party controlling the defense of a Third Party Claim will have the right to consent to the entry of judgment with respect to, or otherwise settle, such Third Party Claim with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that such other party may withhold its consent if any such judgment or settlement would impose a monetary obligation on such other party that is not covered by the indemnification under this
                  Section 12, would impose material non-monetary obligations, or does not include an unconditional release of such other party and its affiliates from all claims of the Third Party Claim.

         12.8. The indemnifying party and the indemnified party will cooperate, and will cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim. The indemnifying party or the indemnified party, as the case may be, will have right to participate, at its own expense, in the defense or settlement of any Third Party Claim.

13.       Notices

                  All notices, requests, legal process or other communications to be given hereunder shall be in writing and shall be given by (a) certified or registered mail, return receipt requested, or (b) nationally recognized commercial courier, addressed to the other at the address hereinafter in this paragraph set forth, or at such other address as may be designated in writing by any such party to the other given in the manner prescribed in this paragraph:

                  If to WSS:    Wall Street Strategies
                                130 William Street, suite 401
                                New York, NY 10038
                                212-514-9500

                  If to DBC:    Data Broadcasting Corporation-eSignal
                                3955 Point Eden Way
                                Hayward, CA 94545-3720
                                510-266-6000

14.      No Partnership or Joint Venture

         This  agreement  does not  constitute,  and shall not be  construed  as creating, any agency, employment, joint venture, partnership, representation or fiduciary relationship between the parties. Except with respect to WSS Indemnified Parties and DBC Indemnified Parties, nothing herein contained shall give, or is intended to give, any rights of any kind to third persons.

15.      Successor and Assignment

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns upon written agreement of both parties. A party shall not assign its rights under this Agreement or this Agreement without the written consent of the other party. Any attempted assignment without such written consent shall be void. A sale or transfer of the business of either party to which this Agreement relates, whether by a sale or transfer of assets or of capital stock, or by merger, consolidation or other arrangement, shall be deemed an assignment of this Agreement.

16.      Waiver and Modification

         No waiver, modification, alteration, amendment or cancellation of any term or condition of this Agreement shall be effective unless executed in writing and signed by both parties. No written waiver shall excuse the performance of any act other than those specifically referred to therein.

17.      Construction

         The validity, construction and enforcement of this Agreement shall be governed by and interpreted in accordance with the laws of New York, New York without regard to conflict of laws principles.

18.      Severability

         If any sentence, paragraph, clause, or combination of the same in this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable in any jurisdiction, such sentence, paragraph, clause, or combination shall be unenforceable in the jurisdiction where it is invalid and the remainder of this Agreement shall remain binding on the parties in such jurisdiction as if such unenforceable provision had not been contained herein. The enforceability of such sentence, paragraph, clause, or combination of the same in this Agreement shall be otherwise unaffected and shall remain enforceable in all other jurisdictions.

19.      Arbitration

         Any controversy between the parties regarding payment obligations hereunder that the parties are unable to resolve after 90 days of good faith and diligent negotiations following the written notice of such controversy by one party to the other party, shall be submitted to arbitration before the American Arbitration Association, in accordance with the rules then obtaining. The situs of any such arbitration shall be in New York, New York. Any arbitration hereunder shall be before at least three arbitrators and the award of the arbitrators, or a majority of them, shall be final, binding and conclusive, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. The arbitrators shall apportion all costs and expenses of the arbitration, including the arbitrators' fees and expenses of experts between the prevailing and non-prevailing parties as the arbitrators deem fair and reasonable, and may include in the award the prevailing party's attorneys' fees and expenses in connection with any and all proceedings under the arbitration.

20.      Entire Agreement

         This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral representations, commitments, understandings or agreements.

         IN WITNESS WHEREOF, the parties have executed this Sales and Marketing Agreement as of the day and year first above written.

DATA BROADCASTING CORPORATION                 WALL STREET STRATEGIES, INC.


By /s/ Charles M. Thompson                    By /s/ Shawn D. Baldwin
  ----------------------------------            --------------------------------
   Charles M. Thompson                          Shawn D. Baldwin
   Senior Vice President & Managing             Title: Chief Strategy Officer
   Director

                                    EXHIBIT A
                        TO SALES AND MARKETING AGREEMENT


WSS will provide the following content in the co-branded Street Shots product:

     1. [***] daily market commentary at approximately [***] and [***] New York City time with Trading Tip box and archived commentary.

     2. Stock Updates at approximately [***] and [***] New York City time. (Not all Stock Updates will include an actual buy recommendation due to unfavorable market conditions.)

         Each Stock Update will include:
         [***]

     3.  Track Record for Street Shots